Exhibit 99.1

FOR IMMEDIATE RELEASE

Wingstop Inc. Appoints Wesley McDonald to Board of Directors

Dallas, May 20, 2016 – (GLOBE NEWSWIRE) – Wingstop Inc. (NASDAQ: WING) today announced that Wesley McDonald has been appointed to the Company’s Board of Directors as an independent director, effective May 18, 2016. Mr. McDonald will also serve on the Audit Committee. Inclusive of this appointment, Wingstop’s Board of Directors now consists of seven members.

Mr. McDonald has served as Chief Financial Officer of Kohl’s Corporation (NYSE: KSS) since 2003, where he oversees financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit and capital investment. He was promoted to Senior Executive Vice President, Chief Financial Officer in 2010 and to the principal officer position of Chief Financial Officer in 2015. Prior to joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. In that role, he was responsible for financial planning and analysis, investor relations, tax, treasury, accounting operations, loss prevention, direct mail and e-commerce operations and store financial operations. Earlier in his career, he held several positions of increasing responsibility at Target Corporation.

Mr. McDonald earned a B.S. in Engineering from Bucknell University and an MBA in Finance from the University of Pennsylvania’s Wharton School of Business.

President and Chief Executive Officer Charlie Morrison stated, “As an independent Director, Wes brings an enviable record of success to Wingstop through his twenty eight years of retail management experience. His expertise in finance coupled with his deep understanding of technology and operations will provide an invaluable perspective to our Board of Directors and senior leadership team. We look forward to working with Wes and leveraging his knowledge to strengthen our brand and Company.”

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 873 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fiscal first quarter 2016. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, sauced and tossed and served with a variety of house-made sides including Wingstop’s hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com. Become a fan of Wingstop by visiting facebook.com/wingstop or twitter.com/wingstop.

###

Media Contact:

Kristina Jorge

646-277-1234

wingstop@icrinc.com

Investor Contact:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com